EXHIBIT B


                   THIS SECURITY HAS NOT BEEN REGISTERED UNDER
                 THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD,
                   TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS
                  IT HAS BEEN REGISTERED UNDER THAT ACT OR, IN
                 THE OPINION OF COUNSEL REASONABLY SATISFACTORY
                 TO THE COMPANY, AN EXEMPTION FROM REGISTRATION
                                  IS AVAILABLE

                                 TELETRAC, INC.

                             10% SENIOR SECURED NOTE
                                  DUE ___, 2000

$                                                             New York, New York
                                                                            1999


          FOR VALUE RECEIVED, the undersigned, TELETRAC, INC., a Delaware corporation (the "Company"), hereby promises to pay to , or its registered
assigns, the principal sum of         ($           ), on ,2000, with interest
(computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof at the rate of 10% per annum from the date hereof, payable quarterly on the last business day of [March], [June], [September] and [December], commencing on the first such date after the date hereof, until the principal amount hereof shall have become due and payable, whether at maturity or by acceleration or otherwise; PROVIDED, HOWEVER, that in no event shall this Note bear interest at a rate in excess of that permitted by any applicable usury laws.

          All payments of principal of and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

          This Note is issued pursuant to, is entitled to the benefits of, and is subject to the terms of, the Senior Secured Note and Class A Warrant Purchase Agreement, dated as of __________, 1999 (the "Purchase Agreement"), among the Company and the several Purchasers named in Schedule I thereto, providing for the issuance of the 10% Senior Secured Notes due ____, 2000 of the Company, in an aggregate principal amount of up to $3,000,000. As provided in the Purchase Agreement, (i) this Note is subject to optional prepayment to the extent and in the manner set forth in the Purchase Agreement, and (ii) the indebtedness





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evidenced by this Note is secured to the extent and in the manner set forth in a certain Security Agreement referred to in the Purchase Agreement.

          In case of an Event of Default (as defined in the Purchase Agreement) shall occur and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Purchase Agreement.

          This Note shall be governed by and construed in accordance with the laws of the State of New York.


                                                  TELETRAC, INC.



                                                  By________________________
                                                     Senior Vice President


[Corporate Seal]

Attest:





______________________
      Secretary




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